BAB, Inc. Declares 4-for-1 Stock Split

Chicago, IL – December 18, 2002 -- BAB, Inc. (OTCBB: BABB), the Chicago based operator and franchisor of Big Apple Bagels, My Favorite Muffin and Brewster’s Coffee, today declared a 4-for-1 split of its common stock.

The dividend will be payable on January 20, 2003, to shareholders of record at the close of business on January 6, 2003.  Shareholders will receive 3 additional shares for every one share held as of the record date.

The stock split will increase the number of shares outstanding from its current level of approximately 1.9 million shares to approximately 7.5 million shares and will increase BAB’s public float from approximately 827,000 shares to approximately 3.3 million shares.

Michael Evans, President and Chief Executive Officer of BAB said “We have improved our bottom-line over the course of the last fiscal year through our continued focus on franchising and cost controls.  We expect the split will increase trading liquidity of our shares and thus help investors participate in the investment opportunity of BAB.”

For the quarter ended August 25, 2002, BAB reported profits of $68,000, or $.03 per share, and for the nine months ended August 25, 2002, profits of $132,000, or $0.06 per share.

BAB, Inc. operates, franchises, and licenses Big Apple Bagels, My Favorite Muffin, Brewster’s Coffee, and Jacob Bros. Bagels, a Chicago based bagel bakery chain.  The Company’s stock is traded on the OTCBB under the symbol BABB and its web site can be visited at www.babcorp.com.

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements.   These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  The above factors are more fully discussed in the company’s SEC filings.

Contact:	BAB, Inc.
Michael K. Murtaugh 773/380-6100
Fax: 773/380-6183
www.babcorp.com